EXHIBIT 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

The table below sets forth our significant subsidiaries as of 31 March 2012, all of which are 100% owned by James Hardie Industries SE, either directly or indirectly.

Name of Company	Jurisdiction of Establishment
James Hardie 117 Pty Ltd	Australia
James Hardie Aust Holdings Pty Ltd.	Australia
James Hardie Austgroup Pty Ltd.	Australia
James Hardie Australia Management Pty Ltd.	Australia
James Hardie Australia Pty Ltd.	Australia
James Hardie Building Products Inc.	United States
James Hardie Europe B.V.	Netherlands
James Hardie Holdings Ltd	Ireland
James Hardie International Finance Ltd.	Ireland
James Hardie International Group Ltd.	Ireland
James Hardie International Holdings plc.	Ireland
James Hardie N.V.	Netherlands
James Hardie New Zealand Ltd	New Zealand
James Hardie Philippines Inc	Philippines
James Hardie Research (Holdings) Pty Ltd	Australia
James Hardie Research Pty Ltd	Australia
James Hardie Technology Limited	Bermuda
James Hardie U.S. Investments Sierra LLC	United States
N.V. Technology Holdings, A Limited Partnership	Australia
RCI Pty Ltd	Australia